Exhibit 10.1

CRUDE TALL OIL SUPPLY AGREEMENT

THIS CRUDE TALL OIL SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of March 8, 2018, by and between Georgia-Pacific LLC, a Delaware limited liability company (“Seller”), on behalf itself and on behalf of its direct and indirect subsidiaries, and Ingevity Corporation, a Delaware corporation (“Buyer”).

WHEREAS, Seller produces crude tall oil (as further described on Exhibit A, “CTO”) at certain of its mills derived from Black Liquor Soap Skimmings (“BLSS”) produced and originating at the Mills (as defined in Section 1(A));

WHEREAS, Seller and Buyer have negotiated the terms set forth herein on an arm’s length basis to reflect market terms for the purchase and sale of CTO;

WHEREAS, Seller has a commercial interest in ensuring a long-term purchase agreement for the production of its CTO and Buyer has a commercial interest in maintaining consistent and long-term supply of CTO; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, Seller’s production of CTO based on the percentage output of such production at such mills as set forth on Exhibit A.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable considerations, the receipt of which are hereby acknowledged, and subject to terms, provisions and conditions set forth herein, the parties hereto agree as follows:

1.	PURCHASE AND SALE

Seller agrees to sell to Buyer, and Buyer agrees to purchase and receive from Seller, except as otherwise set forth herein, CTO produced and originating at the Mills, upon the terms and conditions set forth herein:

A.	Mill Location: Seller’s mills as set forth on Exhibit A (each, a “Mill and collectively, the “Mills”).

B.
Quality: CTO sold and delivered hereunder are not guaranteed to meet any specific load-to-load quality specification but shall meet or (i) exceed the minimum weighted quarterly average (“WQA”) specifications included in Exhibit A, and (ii) be less than the maximum WQA specifications included in Exhibit A (collectively, the “Specifications” and each a “Specification”). Seller may provide Buyer with a written certificate of analysis (“C of A”) at the time of delivery to Buyer setting forth the actual value of each Specification for (i) each load of CTO or (ii) each delivery day, with such frequency to be mutually agreed to by the Mill and Buyer. Buyer shall calculate the WQA for each Specification using the values set forth in the C of A to the extent Seller provides Buyer with a C of A at the frequency mutually agreed to by Buyer and the applicable Mill. If Seller fails to provide a C of A at the frequency agreed to by Buyer and the applicable Mill, then Buyer shall calculate the WQA in accordance with Exhibit A and report it in writing to Seller by the fifteenth (15th) day following the end of each calendar quarter; provided, however, that, for purposes of timely monitoring the quality of CTO delivered hereunder, if requested in writing by any Mill, Buyer shall provide Seller with a monthly written report on the quality of CTO delivered from such Mill during each month. Buyer and Seller will each use its commercially reasonable efforts to work together to promptly identify any production issues or atypical trends which may lead to a WQA which does not meet the Specifications, and Seller will use commercially reasonable efforts to correct such identified production issues or atypical trends. For clarity, loads of Below Standard Products (as defined below) with one or more Negative Impacts (as defined below) shall be excluded from calculations of WQA Specifications hereunder.

Seller will provide Buyer with at least thirty (30) days prior written notice if any Mill will use (i) phosphorus-derived additives or (ii) anthraquinone, in each case in the pulping process that produces BLSS for CTO to be sold to Buyer hereunder (such notice, a “Process Change Notice”). Seller shall not provide CTO to Buyer from any Mill which utilizes any co-products derived from any sulfite pulping mill which may result in contaminated CTO.

i.     Quality parameters are set on an individual Mill basis. References below to “Moisture Content,” “Acid Number,” “Hexane Insolubles,” and “Soap Number,” are references to such terms associated with various Specifications as further described in Exhibit A. If at the end of a calendar quarter, the WQA of CTO quality of any particular Mill does not meet or (a) exceed the minimum Specification, or (b) be less than the maximum Specification (as applicable “Below Standard Product”), then Seller will provide a credit to Buyer on the next applicable invoice (or, if the Agreement has been terminated, reimburse Buyer) as follows:

1.    Acid Number of CTO. Seller will provide a credit for the tons of Below Standard Products sold to Buyer during such calendar quarter based on the amount that the Mill-specific WQA is below the applicable Acid Number minimum Specification. The following calculation will apply: (Mill WQA Acid Number - Mill Acid Number Specification) divided by the Mill Acid Number Specification multiplied by the then-current CTO purchase price, multiplied by the tons delivered during the calendar quarter from the Mill = allowed $ credit. For example, if a Mill sells 1,000 tons of CTO at a hypothetical purchase price of $10 per ton with a WQA Acid Number of 160 and a Mill Acid Number Specification of 165, the credit would be: ((165-160)/165)* $10 * 1,000 tons = $303.03.

2.    Moisture Content. Seller will provide a credit for excess moisture included with CTO sold to Buyer during such calendar quarter as follows: The credit shall be based on the amount that the WQA is above the Specification maximum limit for each specific Mill. For example, if a specific Mill sells 1,000 tons that had a CTO Moisture Content WQA of thirteen percent (13%) and a moisture Specification of two percent (2%), then Seller will provide a Below Standard Product credit equal to (13% - 2%) * 1000 = 110 tons multiplied by the then-current purchase price of CTO as described in Exhibits C and E hereto.

3.    Hexane Insolubles. Seller will provide a credit equal to eight percent (8%) of the purchase price for the tons of Below Standard Product sold to Buyer during such calendar quarter by the specific Mill if the WQA of Hexane Insolubles exceeds the Specification for such Mill.

4.    Soap Number of CTO. Seller will provide a credit equal to eight percent (8%) of the purchase price for the tons of Below Standard Product sold to Buyer during such calendar quarter by the specific Mill if the WQA of the Soap Number exceeds the Specification for that Mill.

ii.    If Seller provides a C of A, then Buyer has the right to do its own testing to validate Seller’s testing accuracy. If Seller does not provide a C of A, Seller has the right to do its own testing on any retained samples or on samples which may be provided by Buyer at Seller’s reasonable request; provided that no request for samples on CTO delivered in any calendar quarter more than thirty (30) days following the end of such calendar quarter. In the event of a discrepancy, a mutually acceptable third-party laboratory will be used to settle the discrepancy. Each party agrees to: (a) accept the values provided by the third party laboratory and (b) pay half of such laboratory’s costs. Seller shall retain all samples for a period of thirty (30) days beyond the end of the calendar quarter in which the related CTO loads are delivered.

iii.    Buyer shall take all Below Standard Products from the Mills. In the event that Seller provides an individual load or loads of Below Standard Products with one or more Negative Impacts (as defined below), Buyer may at its option process in good faith such loads of Below Standard Products with one or more Negative Impacts and the Specifications shall be used in the WQA calculation and will be subject to the remedies for Below Standard Products in accordance with the terms set forth herein. If Buyer decides not to process such load or loads of Below Standard Products with one or more Negative Impacts, Seller in its discretion shall then do one of the following: (a) take back such load(s) with Seller reimbursing Buyer for its reasonable freight costs and third party demurrage charges actually incurred; (b) instruct Buyer to dispose of such loads with Seller reimbursing Buyer for its actual and reasonable costs incurred for such disposal; or (c) if Buyer provides in writing the actual and reasonable costs it would incur to accept and process such load(s), then Seller may, in its sole discretion, agree to cover such costs and then allow Buyer to proceed with processing such load(s). In the event Seller elects in its sole discretion to pursue either of the foregoing options (a) or (b), Buyer shall have no responsibility for payment to Seller for such load(s). For purposes of this section, a “Negative Impact” refers to (a) a Below Standard Product failing to meet any Negative Impact specification as set forth on Exhibit A or (b) a Product that includes a new additive as a result of any temporary or permanent process change at Seller’s Mill or Mills, such as a pulping agent or processing third party BLSS containing a pulping agent, which would result in abnormal plugging, fouling, or buildup in Buyer’s production system so as to interfere with Buyer’s standard production process.

C.
Quantity: Seller shall be obligated to sell to Buyer, and Buyer agrees to purchase and receive from Seller, on an annual basis the lesser of (x) 125,000 tons of CTO and (y) the aggregate output of CTO produced and originating at Seller’s Mills as set forth on Exhibit A. Seller shall use its commercially reasonable efforts to supply quantities of CTO evenly throughout each calendar quarter; provided, however, that Buyer acknowledges that Mill outputs may vary significantly within any given calendar quarter. Seller shall acidulate the entire BLSS output from the Mills except to the extent any Mill is unable to acidulate such BLSS due to a maintenance or unplanned outage of such Mill’s acidulation equipment. If such maintenance outage extends for a period of more than 14 days but such Mill otherwise continues to operate during this period, then Buyer may in consultation with Seller purchase and timely remove BLSS from such Mill at the price calculated in accordance with Exhibit B. As used in this Agreement, a “ton” shall mean 2,000 pounds.

D.
Process Change: If (a) Seller implements an ongoing process change at a Mill different from current operations that results in ongoing Negative Impacts of more than 25% of CTO volume from such Mill in any calendar quarter or (b) Buyer receives a Process Change Notice from Seller, then Buyer shall have the right to discontinue such purchases of such Product from such Mill, and Seller shall have the right to sell such Product to a third party until such time as the Negative Impacts are no longer occurring or the conditions described in the Process Change Notice is no longer in effect, as applicable, with no liability to Buyer under this Agreement or at law or in equity in connection with such process change. To the extent Seller is producing CTO at another mill location that meets the Specifications set forth herein, Seller shall supply CTO from such other mill location to the extent additional CTO (i) is available from such mill location and (ii) is not contractually committed to be sold to a third party. For the avoidance of doubt, to the extent that Seller sells CTO from other mill locations pursuant to the immediately preceding sentence, Seller shall supply such CTO, if any, (x) first to the extent of any volumes not contractually committed to be sold to a third party and (y) then, if necessary, additional volumes that become available for sale upon expiration or termination of such third-party contracts.

E.
Freight: Buyer is responsible for timely providing suitable and sufficient trucks, rail cars, flexi bags, iso containers or other bulk containers (collectively, the “Logistics Equipment”) to the Mills for shipments of CTO from the Mills. Seller will make commercially reasonable efforts to fully load rail cars or tank trucks to minimize total cost of transportation. If the Product volume of any tank truck or rail car used to transport such load from the applicable Mill is below ninety five percent (95%) of its working capacity, then Seller shall provide Buyer a credit equal to the transportation cost from the Mill to Buyer’s facility multiplied by the percentage of working capacity of the tank truck or rail car not utilized to transport such Product. For example, if a railcar with a working capacity of 90.0 tons is shipped containing 80.0 tons of CTO with a transportation cost of $9,000, then the credit would be $9,000*(1-(80.0/90.0)) = $1,000.

2.	TERM

A.
This Agreement shall be effective for an initial term of twenty (20) years, beginning on the date hereof and ending on March 8, 2038 (the “Initial Term”); provided that either party can terminate effective as of the end of the Initial Term by providing written notice of termination prior to December 31, 2035; provided further that, if Seller provides less than 2,000,000 tons of CTO in the aggregate during the Initial Term, then, at Buyer’s option, the Initial Term may be extended until Seller provides 2,000,000 tons of CTO in the aggregate, but in no event shall such extension exceed five (5) years. Following the Initial Term, this Agreement will continue to be effective until either party provides a three year prior written notice of termination or until this Agreement is terminated as provided herein (together with the Initial Term, the “Term”).

B.
Notwithstanding the foregoing, if Buyer determines to permanently shut down refineries representing a reduction in annual refining capacity of at least 200,000 tons, then (i) Buyer may terminate this Agreement upon twelve (12) months prior written notice to Seller and (ii) following receipt of Buyer’s notice of termination, Seller shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Buyer.

C.
Seller will provide Buyer with at least thirty (30) days prior written notice of a sale or full shut down of any Mill. At Seller’s option, either (x) Seller will use its commercially reasonable efforts to require the new buyer of the Mill to continue to produce and sell CTO on the terms set forth in this Agreement or (y) Seller will supply the lost CTO volume from another mill location to the extent that additional CTO (i) is available from such mill location and (ii) is not contractually committed to be sold to a third party. For the avoidance of doubt, to the extent that Seller sells CTO from other mill locations pursuant to the immediately preceding sentence, Seller shall supply such CTO, if any, (a) first to the extent of any volumes not contractually committed to be sold to a third party and (b) then, if necessary, additional volumes that become available for sale upon expiration or termination of such third-party contracts.

3.	DEFAULT

A.
Notwithstanding anything to the contrary contained herein, either party may terminate this Agreement, immediately, upon giving written notice to the other party, if the other party liquidates or suspends all, or a substantial portion, of its business; dissolves or terminates its existence; becomes insolvent or unable to pay its debts as they mature; or commits any act of bankruptcy or makes any arrangement, composition or assignment for the benefit or creditors and such bankruptcy or other insolvency proceedings are not discharged within sixty (60) days of the occurrence thereof, all of which events shall be considered a default hereunder. Upon termination, the non-defaulting party may seek such damages to which it may be entitled at law or in equity.

B.
If either party defaults in the performance of any provision of this Agreement, the other party may give notice in writing of such default and, if after thirty (30) days following the giving of such notice said default has not been rectified, the other party may terminate this Agreement by providing written notice of termination; provided, however, that if Seller is the defaulting party, then such termination by Buyer shall be effective only with respect to the defaulting Mill(s).

C.	The obligations imposed on each party in Sections 1(B), 8-10, and 15-16 shall survive the termination or expiration of this Agreement.

4.	PURCHASE PRICE

Buyer shall pay Seller for CTO shipped to Buyer in any given calendar quarter at the prices calculated in accordance with Exhibit B, F.O.B. the Mills.

5.	OTHER CONSIDERATIONS

Buyer and Seller agree to work together in good faith to try to improve quality and quantity of CTO available for sale. Buyer agrees to make reasonable technical assistance available for CTO production, recovery and optimization issues. Furthermore, Buyer and Seller agree to meet (telephonically or in person) at least once during each six-month period during the Term to review mutual Mill CTO recovery efforts, projected output by Mill and Buyer’s demand to monitor volume obligations and mitigation strategies.

6.	DELIVERY

A.
If requested by Buyer, Seller will inform Buyer of its estimate of the quantity of CTO it may have available in any succeeding calendar quarter. Seller’s estimate shall not obligate Seller to provide any minimum quantity.

B.	Delivery shall be made in as nearly equal monthly quantities as practicable; provided, however, that Buyer acknowledges that Mill outputs may vary significantly within any given calendar quarter.

C.	Title and risk of loss to all CTO shall pass to Buyer at the Mill when loaded into Buyer’s Logistics Equipment, as mutually agreed upon.

D.
Seller shall properly package and label the CTO as required, pursuant to the Hazardous Materials Transportation Regulations and OSHA Hazard Communication Standard, and shall provide Buyer with a copy of Seller’s Safety Data Sheet (SDS) with and/or prior to the first shipment of CTO hereunder. Thereafter, Seller shall provide an updated copy of the SDS to Buyer only if there are material changes to the information contained therein.

E.
Seller shall use commercially reasonable efforts to load CTO on a timely basis into Logistics Equipment ordered into the Mills by Buyer pursuant to Section 1(E). In the event Buyer does not timely provide such Logistics Equipment to any Mill, Seller shall provide notice to Buyer of such failure (a “Logistics Failure Notice”). Buyer shall provide Seller with a written plan to provide sufficient Logistics Equipment within twenty-four (24) hours of such Logistics Failure Notice. If Buyer fails to provide such Logistics Equipment within twenty-four (24) hours of such Logistics Failure Notice, then Seller has the right to arrange for transportation and storage of such CTO from such Mill at Buyer’s expense to a storage location identified by Buyer; provided that if Buyer fails to timely notify Seller of such storage location upon Seller’s written request then Seller shall have the right to arrange, at Buyer’s expense, for transportation and storage of such CTO at a location of Seller’s choosing. If Buyer fails to provide such Logistics Equipment from such Mill or storage facility within seven (7) calendar days after such Logistics Failure Notice, then Seller has the right to transfer or sell such CTO to another party, in which case Seller shall be released from its supply obligations hereunder only to the extent of such third-party sale subject to the Logistics Failure Notice, and Buyer shall pay any shortfall between the net price paid by such third-party and the price Seller would have received from Buyer had Buyer timely taken delivery of such CTO. Seller shall fully utilize available storage capacity at the applicable Mill before arranging for additional storage, transporting CTO off-site or selling or transferring to a third party. In addition, Seller shall cause each Mill to maintain at least the amount CTO storage capacity as set forth on Exhibit C.

F.
Buyer and each Mill shall identify a specific individual or group of individuals (the “Tactical Team”) who shall communicate at least weekly to review production, current inventory, and logistics plans relative to loading and shipping schedules for CTO to be sold to Buyer hereunder. Such communication frequency may be changed from time to time upon mutual written agreement by the Tactical Team from Buyer and each Mill.

7.	TERMS OF PAYMENT

Seller shall invoice Buyer upon shipment of CTO, and Buyer shall pay each invoice within thirty (30) days of the invoice date.

8.	WARRANTIES

Seller represents and warrants to Buyer, that (a) the CTO shall satisfy the Specification requirements set forth in Section 1(B), (b) Seller will convey good and marketable title to the CTO free and clear of any liens and encumbrances, and (c) Seller shall manufacture the CTO in accordance with all applicable laws, rules and regulations. Seller MAKES NO OTHER WARRANTIES, OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

9.	INDEMNIFICATION

A.
Seller shall indemnify, hold harmless, and defend Buyer, its affiliates, and their respective officers, directors, managers, employees and agents (each an “Indemnified Party”), from any and all claims, judgments, damages, losses, liabilities, suits, costs and expenses (including reasonable attorney’s fees and court costs) (each a “Claim” and collectively “Claims”) based upon, caused by, arising out of or relating to (i) any breach of Seller’s representations, warranties, covenants, agreements or obligations under this Agreement or (ii) the negligence or willful misconduct of Seller, or its employees or agents.

B.
Seller shall not be liable for, and Buyer shall indemnify, defend and hold harmless Seller and any Indemnified Party of Seller from and against any and all Claims arising out of or resulting from the handling, use, manufacture, processing, alteration, distribution, sale or marketing of the CTO, or any other action or inaction with regard to the CTO, in each case after the delivery thereof to Buyer (including, without limitation, product liability claims, intellectual property claims, and any other liability for injuries, death, losses or damages) except to the extent based upon, caused by, arising out of or relating to (a) Seller’s breach of its representations, warranties, covenants, agreements or obligations under this Agreement or (b) the negligence or willful misconduct of Seller, or its employees or agent.

C.
In the event that any party hereunder seeks indemnification under this Section, such party shall (i) promptly inform the indemnifying party of any claim, suit or demand threatened or filed, (ii) permit the indemnifying party to assume direction and control of the defense of claims resulting therefrom, provided that the indemnifying party has agreed in writing to assume all liability with respect to such claims and the indemnifying party may not, without the prior written consent of the other party, consent to a settlement of any such claim that (a) does not include a complete release from all liability in respect of such claim or (b) grants any injunctive or equitable relief that would impact the other party, and (iii) cooperate as requested (at the expense of the indemnifying party) in the defense of such claims.

10.	LIABILITY

A.
In no event shall EITHER party be liable for any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever.

B.
Notwithstanding ANYTHING HEREIN TO THE CONTRARY, Buyer’s sole and exclusive remedies for Below Standard Products and/or for breach of the warranty set forth in Section 8(a) are the procedures and provision of credits set forth in Section 1.

11.	FORCE MAJEURE

Either party shall be excused to the extent that its performance is prevented or delayed by any circumstance reasonably beyond its control, including, but not limited to, delays arising out of acts of God, war, terrorism, acts or orders of a government, agency or instrumentality thereof, embargoes, strikes or other concerted acts of workmen (whether of Seller or other persons), or any other causes, circumstances or contingencies within or without the United States of America, which are beyond such party’s reasonable control (each a “Force Majeure Event”). The affected party shall promptly notify the other party of the nature and estimated duration of the event and work to resolve such event. Notwithstanding any events operating to excuse the performance by either party, this Agreement shall continue in full force for the remainder of the Term; provided, however, the non-affected party shall have the right to terminate this Agreement if such event continues for at least sixty (60) days and, if the affected party is the Seller, then such termination shall be effective only as it relates to the Mill(s) impacted by such Force Majeure Event. During any Force Majeure Event that causes Buyer to be unable to satisfy its obligations under this Agreement to purchase and timely remove quantities CTO from any Mill, Seller may transfer or sell such quantities to another party, in which case Seller shall be released from its supply obligations hereunder to the extent of such third-party transfer or sale until such Force Majeure Event is no longer in effect.

12.	ASSIGNMENT

This Agreement may not be assigned either voluntarily or involuntarily by either party without first obtaining the written consent of the other party thereto which consent shall not be unreasonably delayed, conditioned, or withheld; provided, however, that either party may assign or otherwise transfer all of its rights and obligations under this Agreement to any entity controlling, controlled by or under common control with such party, upon prior written notice to the other party. For purposes of this Section 12, an assignment shall be deemed to include: (a) a sale of all or substantially all of the assets of a party; (b) a sale of more than fifty (50%) percent of the equity of a party or (c) a merger, consolidation or amalgamation of a party into or with any other person or entity. In each case of assignment the entity to which the Agreement is assigned shall accept all the duties and obligations of the assigning party hereunder.

13.	TAXES

Buyer shall pay all sales, use, excise and similar taxes which are required by applicable law to be paid by Buyer in connection with the sale of CTO from Seller to Buyer under this Agreement.

14.	NOTICE

Any notice which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and shall either be (a) delivered in person, (b) sent standard overnight courier or (c) mailed, registered or certified mail, return receipt requested, postage prepaid and addressed to the attention of the party intended as the recipient at the address listed below. All such notices shall be deemed to have been received (x) upon the date of delivery, if hand delivered, sent by overnight delivery; or (y) on the third business day after deposit in a regularly maintained receptacle for the deposit of United States mail if mailed, registered or certified mail, return receipt requested, postage prepaid and addressed as specified below.

To Seller:

Georgia-Pacific LLC
Attn: VP-Containerboard and Cellulose Manufacturing
133 Peachtree Street N.E.
Atlanta, GA 30303

Copy to:
Georgia-Pacific LLC
Attn: Law Department
133 Peachtree Street N.E.
Atlanta, GA 30303

To Buyer:

Ingevity Corporation
Attn: CTO Procurement Manager
5255 Virginia Avenue
North Charleston, SC 29406

Copy to:
Ingevity Corporation
Attn: Law Department
5255 Virginia Avenue
North Charleston, SC 29406

15.	CONFIDENTIALITY

Any party receiving Confidential Information (as defined below) from the other party shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use commercially reasonable efforts, in each case, to prevent the disclosure of any Confidential Information to any other person or entity, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restrictions shall not apply to any Confidential Information which is (a) independently developed by, or already in possession of, the receiving party, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) to receiving party’s knowledge, received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 15 by the express written consent of the other party hereto, or (e) compelled to be disclosed by law or pursuant to a court order (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). “Confidential Information” shall mean: (x) the terms and conditions of this Agreement and (y) all information and records relating to the operation of each other’s business, including, without limitation, trade secrets, technical information, development, production, sales, marketing, pricing and financial details related to the refining of CTO. Each party shall, upon the other party’s written request, return or destroy all Confidential Information of the other party within thirty (30) days following the termination of this Agreement for any reason.

16.	GOVERNING LAW; WAIVER OF JURY TRIAL

This Agreement shall be construed under and in accordance with the laws of the state of Delaware. The parties expressly reject the applicability to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. Any legal action arising out of or concerning a dispute, controversy or claim pursuant to, in connection with or in relation to this Agreement, shall be subject to the exclusive jurisdiction of, the U.S. District Court for Delaware, or the Circuit Court of the County of New Castle, Delaware. Each party expressly submits to the venue and jurisdiction of the foregoing courts, and further agrees that, in the event of any action or suit as to any matters of dispute among the parties, service of process may be made upon the other parties by mailing a copy of the summons and/or complaint to such other party at the address set forth in Section 15. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.	WAIVER; AMENDMENT

Except as otherwise expressly provided herein, the failure or delay by either party to exercise any of its rights hereunder shall not be construed to be a waiver of any of such rights. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by both parties. No waiver of any performance required under this Agreement shall be deemed a waiver of future compliance with all of the terms hereof.

18.	COUNTERPARTS; FACSIMILE SIGNATURE

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by electronic mail pdf or facsimile transmission shall be as valid and binding upon the party as an original signature of such party.

19.	ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and there are no understandings, representations or warranties of any kind whatsoever except as expressly herein set forth. All modifications to this Agreement shall be in writing and signed by Buyer and Seller. A failure to exercise any right hereunder with respect to any breach shall not constitute a waiver of such right with respect to any subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GEORGIA-PACIFIC LLC	INGEVITY CORPORATION

By: /s/ Kevin A. Heath	By: /s/ Ed Woodcock
Name: Kevin A. Heath	Name: Ed Woodcock
Title: Senior Vice President - Sourcing	Title: Executive Vice President &
President, Performance Materials
Date: March 8, 2018	Date: March 8, 2018